Exhibit 99.3

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER OF SIX15 TECHNOLOGIES HOLDING CORP.

I. Adoption of Charter

The Board of Directors (the “Board”) of Six15 Technologies Holding Corp., a Delaware corporation (the “Corporation”), has adopted this Charter of the Nominating and Corporate Governance Committee (this “Charter”) of the Board (the “Committee”).

II. Organization

1.	Committee Structure and Membership.

The Committee shall consist of at least two (2) directors of the Corporation (the “Members”), as determined from time to time by the Board. Each Member shall be “independent” in accordance with the rules and regulations of The Nasdaq Stock Market, LLC (the “Exchange Rules”), as well as guidelines set forth by the Board from time to time, which guidelines the Board will base on, among other things, the provisions under the Securities Exchange Act of 1934, as amended; provided, however, that if the Committee consists of at least three (3) directors, one person who is not considered to be deemed “independent” pursuant to this Section 1 may serve as a Member on the Committee if certain criteria are met pursuant to the Exchange Rules.

2.	Appointment.

The Committee members will be appointed by the Board. Candidates to fill subsequent vacancies shall be nominated by the Committee as set forth below and appointed by the Board. Each member of the Committee may be removed at any time, with or without cause, by a majority vote of the Board. The members of the Committee shall serve until their successors are elected and qualified, or until their earlier resignation or removal. Unless a Chairman of the Committee (the “Chairman”) is elected by the full Board, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman will chair all regular sessions of the Committee and set agendas for Committee meetings.

3.	Committee Meetings.

The Committee shall meet as often as it deems necessary. The Chairman or any member of the Committee may call meetings of the Committee. The Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Nominating and Corporate Governance Committee Charter

The Committee may request any officer or employee of the Corporation, the Corporation’s outside counsel, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

4.	Resources and Authority.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without having to seek the approval of the Board. The Committee shall have authority to elect, retain, terminate, and approve the fees and other retention terms of consultants or search firms used to identify director candidates and to assist in the evaluation of director compensation. The Committee shall have the authority to conduct or authorize investigations into any matter within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee, or advisor of the Corporation to meet with the Committee or any advisors engaged by the Committee.

5.	Reports to the Board.

The Committee shall take written minutes of its meetings and activities and submit such minutes to the recording secretary of the Corporation for filing. The Chairman shall report to the Board following meetings of the Committee and as otherwise requested by the chairman of the Board.

III. Purpose

The Committee is appointed by the Board for the purposes of:

●	developing and recommending criteria for selecting new directors;

•	identifying and recommending to the Board individuals qualified to become Board members and Committee members consistent with criteria approved by the Board;

•	receiving communications from stockholders directed to the Board, including stockholder proposals regarding director nominees to the Board;

•	recommending to the Board corporate governance principles, codes of conduct, and applicable compliance mechanisms;

•	overseeing evaluations of the Board, individual Board members and the Committees of the Board; and

•              performing such other activities consistent with this Charter, the Articles of Incorporation of the Corporation, as may be amended from time to time (the “Articles of Incorporation”), the Bylaws of the Corporation, as may be amended from time to time (the “Bylaws”), and governing law, as the Committee deems appropriate or necessary or as delegated to the Committee by the Board.

Nominating and Corporate Governance Committee Charter

IV. Function and Responsibilities

To fulfill its purpose and responsibilities, the Committee’s functions will include the following with respect to the Corporation:

•	review the size and composition of the Board;

•	identify individuals believed to be qualified to become Board members, consistent with the corporate governance principles and any other factors deemed appropriate, and consider and recommend to the Board nominees for election as directors, including nominees recommended by members of the Board and stockholders of the Corporation, and consider the performance of incumbent directors whose terms are expiring in determining whether to nominate them to stand for reelection at the next annual meeting of the stockholders;

•	in the event of a vacancy on the Board or any committee of the Board (including a vacancy created by an increase in the size of the Board or any committee of the Board), identify individuals qualified to fill such vacancy, consistent with any criterion set forth in the Corporation’s corporate governance principles from time to time, as well as any other factors it deems appropriate;

•	develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Corporation that would impair its independence;

•	establish procedures for, and administer periodic performance evaluations of the Board as deemed appropriate;

•	review periodically the composition, structure, and function of the committees of the Board and recommend, as appropriate, changes in the number, function, or membership of such committees;

•	develop and recommend to the Board from time to time corporate governance guidelines applicable to the Corporation; and

•	perform any other activities consistent with this Charter, the Articles of Incorporation, the Bylaws, and governing law, as the Committee deems appropriate or necessary or as delegated to the Committee by the Board. Notwithstanding the foregoing, and subject to the Exchange Rules, Committee oversight of director nominations shall not apply in cases where the right to nominate a director legally belongs to a third party.

Nominating and Corporate Governance Committee Charter

V. Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one (1) or more subcommittees as the Committee may deem appropriate in its sole discretion.

VI. Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain, and obtain the advice of consultants as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of any such consultants. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Corporation, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside counsel, and any other advisors.

VII. Periodic Review and Amendment of Charter and Committee

The Committee shall perform a periodic review and evaluation of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess periodically the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner, and at such times, as it deems appropriate. Any amendment or other modification of this Charter shall be made and approved by the full Board.

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Nominating and Corporate Governance Committee Charter